AMENDMENT TO EMPLOYMENT AGREEMENT

      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement") is effective as of ______________between I.Q. Biometrix, Inc., a Delaware corporation (the "Company") and William B. G. Scigliano (the "Executive").

                                    RECITALS

      WHEREAS the Company and Executive entered into an Employment Agreement effective January 1, 2004 (the "Employment Agreement");

      WHEREAS, I.Q. Biometrix, Inc. ("IQB"), Wherify Wireless, Inc. ("Wherify") and Wherify Acquisition, Inc., a newly-formed wholly-owned subsidiary of IQB established under the laws of the state of California (the "Merger Sub") have entered into an Agreement and Plan of Merger, dated April 13, 2004 (the "Merger Agreement"), pursuant to which Wherify has agreed, subject to certain terms and conditions, to merge with and into Merger Sub (the "Merger");

      WHEREAS, subject to the Closing of the Merger, as defined in the Merger Agreement, the Company and Executive desire to amend the Employment Agreement to reflect Executive's new duties and responsibilities after the Merger;

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth herein, the Company and the Executive hereby amend the Employment Agreement as set forth below.

      1. POSITION AND DUTIES. Section 3 of the Employment Agreement shall be amended and restated in its entirety as follows:

      "3. POSITION AND DUTIES

            3.1 Establishment and Support of Public Sector Business Unit. As soon as practicable after the Closing of the Merger, the Board of Directors shall by resolution adopted at a duly called meeting or by unanimous written consent formally establish the Public Sector Business Unit (the "Business Unit") of the Company and appoint Executive as the officer responsible for the Business Unit ("Business Unit Director"). The Company and Executive shall work together in good faith to agree upon a business strategy, operating plan and 12-month budget for the Business Unit within 120 days after the closing of the Merger, and the Company shall provide to Executive and the Business Unit reasonably adequate resources and support to allow it to achieve its business plan.

            3.2 Position. For so long as Executive is employed by the Company, the Company's board of directors (the "Board") agrees to nominate Executive to serve as a member of the Board and to include such nomination in each proxy, ballot, proxy statement or information statement provided by the Company to its stockholders. For so long as such Executive is elected by the Company's stockholders to serve as a member of the Board, then the Board will elect Executive as the Chairman of the Board and Executive hereby agrees to serve as a member and Chairman of the Board of the Company. In addition, Executive shall serve as the Business Unit Director. At the Company's request, the Executive may, at the Executive's discretion, serve the Company and/or its respective subsidiaries and affiliates in other offices and capacities in addition to the foregoing, but shall not be required to do so. In the event that the Executive, during the term of this Agreement, serves in any capacity in addition to the foregoing, the Executive's compensation shall not be increased beyond that specified in Section 4 of this Agreement. In addition, subject to the provisions of Section 5 and 6 below, in the event the Company and the Executive mutually agree that the Executive shall terminate the Executive's service in any one or more of the aforementioned capacities, or the Executive's service in one or more of the aforementioned capacities is terminated, the Executive's compensation, as specified in Section 4 of this Agreement, shall not be diminished or reduced in any manner.

            3.3 Duties. The Company agrees that the duties that may be assigned to the Executive shall be the usual and customary duties of the Chairman of the Board of Directors and Business Unit Director and such other duties and activities upon which the parties may mutually agree. As the Business Unit Director, Executive shall have the authority to manage the Business Unit's sales and sales administrative functions. Employees of the Business Unit will not be reassigned from the Business Unit without the approval of the Executive, which approval shall not be unreasonably withheld.

            3.4 Devotion of Time and Effort. Executive shall devote substantially all of his business time and effort in performing Executive's duties as required hereunder and to act in the best interests of the Company at all times except that nothing in this Agreement shall have the effect of diminishing or restricting or preempting Executive from exercising any rights that Executive may have as a shareholder or holder of securities in the Company.

            3.5 Other Activities. The Executive may engage in other activities for the Executive's own account while employed hereunder, including without limitation charitable, community and other business activities, provided that such activities do not compete directly or indirectly with the actual or reasonably potential business of the Company and/or which interfere with the performance of the Executive's duties hereunder, it being understood by the parties that the Executive shall always put the best interest of the Company first except as when the Executive may exercise his rights as a shareholder or holder of securities of the Company."

      2. Cause. Section 5.3(c) of the Employment Agreement shall be amended and restated in its entirety as follows:

            "(c) Any reprimand, citation, censor, or other official action of the Securities and Exchange Commission or any regulatory agency having competent jurisdiction, except where such reprimand, citation, censor, or other official action is applicable to the Company or its Board of Directors generally; or "

      3. Termination. Section 5.6 of the Employment Agreement shall be amended and restated in its entirety as follows:

            "5.6 Termination by Executive for Good Reason After Change of Control. The Executive may terminate this Agreement for Good Reason, upon at least ten (10) days' prior written notice to the Company at any time following a "Change in Control" (as hereinafter defined) of the Company.

            "Change in Control" shall mean the occurrence of any of the following events:

            (a) Any combination of the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

            (b) An acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d 3 promulgated under the 1934 Act) of Twenty-Five Percent (25%) or more of the combined voting power of the Company's then outstanding Voting Securities unless such acquisition was approved by a vote of at least one more than a majority of the Incumbent Board; or

            (c) Approval by the stockholders of the Company of:

                  (i) A merger, consolidation, share exchange or reorganization involving the Company, unless the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, more than Fifty Percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization;

                  (ii) A complete liquidation or dissolution of the Company; or

                  (iii) An agreement for the sale or other disposition of all or substantially all of the assets of the Company.

            "Good Reason" shall exist if, without the Executive's prior written consent, one or more of the following events occurs:

                  (i) a material reduction of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Executive of such reduced duties, title, authority or responsibilities;

                  (ii) a material reduction, of the facilities and perquisites (including reasonable office space and location at the Company's headquarter offices and in Washington, D.C. and taking into consideration the title and duties of the Executive) available to Executive immediately prior to such reduction, other than a reduction generally applicable to all senior management of the Company;

                  (iii) a reduction by the Company in the Base Salary of Executive as in effect immediately prior to such reduction (other than a reduction that generally applies to Company employees);

                  (iv) a material reduction by the Company in the aggregate level of employee benefits, including Milestone Bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees);

                  (v) Executive's work location is relocated to a location outside the greater San Francisco Bay Area or greater metropolitan area of Washington, D.C., or another mutually agreed upon location, provided, however, that nothing in this Agreement shall be construed to require Executive to carry out his duties in any particular location;

                  (vi) within 120 days following the Closing of the Merger, the failure by the Company to reasonably agree upon a business strategy, operating plan and 12-month budget for the Business Unit, as further described in Section
3.1 above;

                  (vii) failure to provide to Executive and the Business Unit reasonably adequate resources and support to allow it to achieve its business plan;

                  (viii) during Executive's employment with the Company, the failure to nominate Executive to the Company's Board of Directors;

                  (ix) during Executive's employment with the Company, the failure of the Company's stockholders to elect Executive to the Company's Board of Directors;

                  (x) during Executive's membership on the Company's Board of Directors, the failure to appoint Executive as the Chairman of the Company's Board;

                  (xi) any material breach by the Company of any material provision of this Agreement; or

                  (xii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of Executive.

      4. Compensation Upon Termination.

            (a) Section 6.3 of the Employment Agreement shall be amended and restated as follows:

            "6.3 Termination Without Cause or for Good Reason. If the Company terminates Executive's employment without Cause as defined in Section 5.3, or if Executive terminates his employment for Good Reason pursuant to Section 5.6 above, the Company shall pay the Executive: (a) his salary and other benefits through and including the normal expiration date of the term of Agreement then in effect as though the Executive had not been terminated; and (b) a lump sum payment of an amount equal to all Milestone Bonuses that Executive was eligible to earn, whether or not fully earned, as though such Milestone Bonuses were fully earned at the time of such termination. To the extent the amount of any Milestone Bonus shall have not been determined or reasonably agreed to, the amount of the Milestone Bonuses shall be equal to the total Milestone Bonuses for which Executive was eligible during the prior year. Additionally, all stock options to purchase the Company's stock granted to the Executive as of the Date of Termination and which have not vested prior to the Date of Termination shall automatically vest and become immediately exercisable by the Executive on the termination date and shall remain exercisable for a period of one year. The provisions of this paragraph shall constitute an amendment to any existing stock option agreements between the Company and Executive as of the Effective Date."

            (b) Section 6.5 of the Employment Agreement shall be amended and restated as follows:

            "6.5 Termination After A Change of Control. Notwithstanding the provisions of Section 6.4 above, if the Company terminates Executive without Cause, as defined in Section 5.3, or if Executive terminates his employment for Good Reason pursuant to Section 5.6 above within six (6) months following a Change in Control as defined in Section 5.6 hereof, instead of, and not in addition to, the compensation to be paid to Executive pursuant to Section 6.3 above, the Company shall pay the Executive: (x) his Base Salary and other benefits through and including the Date of Termination; and, (y) an amount equal to (i) three (3) times Executive's Base Salary at the annual Base Salary then currently in effect, and (ii) three (3) times the total amount of all Milestone Bonuses that Executive was eligible to earn, whether or not fully earned, as though such Milestone Bonuses were fully earned at the time of such termination. To the extent the amount of any Milestone Bonus shall have not been determined or reasonably agreed to, the amount of the Milestone Bonuses shall be equal to the total Milestone Bonuses for which Executive was eligible during the prior year. Additionally, all stock options to purchase the Company's stock granted to the Executive as of the Date of Termination and which have not vested prior to the Date of Termination shall automatically become immediately vested and exercisable by the Executive on the Date of Termination and shall remain exercisable for a period of one year. The provisions of this paragraph shall constitute an amendment to any existing stock option agreements between the Company and Executive as of the Effective Date."

            (c) Section 6 of the Employment Agreement shall be amended to add the following new Section 6.8:

            "6.8 Form of Compensation.  Up to fifty percent (50%) of any amounts due and payable to Executive pursuant to this Section 6 may, at the option of the Company, be paid to Executive in cash or in freely tradeable shares of the Company's common stock within thirty (30) days after Executive's Date of Termination. If the Company elects to pay compensation owed to Executive in shares of the Company's common stock, the number of shares to be issued to Executive shall be calculated based on the average of the last reported sale price per share of the Company's common stock as reported on the Over-the-Counter Bulletin Board (or such successor reporting agency that reports trading in the Company's common stock) for the twenty (20) trading days immediately prior to such issuance."

      4. Confidentiality and Non-Solicitation Covenants. Section 7.5 of the Employment Agreement shall be deleted in its entirety.

      5. Remaining Provisions. Except as set forth herein, all other terms and conditions of the Employment Agreement shall remain the same.

      IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date and year first above written.

"Company"                                      "Executive"

IQ BIOMETRIX, INC., a Delaware corporation


By:
   ----------------------------------------     -----------------------
   Title:                                       William B. G. Scigliano